                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                       ----------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                     23-2770048
(State or Other Jurisdiction of                       (I.R.S. Employer
 Incorporation or Organization)                    Identification Number)

                               446 Lincoln Highway
                     Fairless Hills, Pennsylvania 19030-1316
                                 (267) 580-1075
                    (Address of Principal Executive Offices)
  ----------------------------------------------------------------------------

   Digital Descriptor Systems, Inc. Consultants and Advisors Compensation Plan
                            (Full Title of the Plan)


                    ----------------------------------------

                    Garrett U. Cohn, Chief Executive Officer
                        Digital Descriptor Systems, Inc.
                               446 Lincoln Highway
                          Fairless Hills, PA 19030-1316
                                 (267) 580-1075
                (Name, address, including zip code, and telephone
               number, including area code, of Agent For Service)

                                    Copy to:
                             Naccarato & Associates
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                                 (949) 851-9261

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        Registered (2)        per share (1)        Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- -------------------
Common Stock                6,560,831                 .06              $393,650               $98.41
($.01 par value)
----------------------- --------------------- -------------------- --------------------- -------------------

(1) Estimated solely for the purposes of determining the amount of registration fee and pursuant to Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, based upon the average of the bid and asked price as of the day prior to the filing of this Registration Statement.

(2) 6,560,831 Shares to be granted or Shares purchasable upon exercise of stock options to be granted under the Plan.

                                     PART I

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

*Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents By Reference

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, Digital Descriptor Systems, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

(b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 through the date hereof;

(c) The description of the common stock, par value $.001 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 10-SB (File No. 333-59888), filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information; and

(d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         General


The Company was incorporated on June 13, 1994 in Delaware. The Company has authorized of 150,000,000 shares of Common Stock at $.001 par value, of which 38,984,778 shares are issued and outstanding at November 28, 2001, plus 1,000,000 authorized shares of $.01 par value per share Preferred Stock and no preferred shares are issued and outstanding at November 28, 2001. The Company has authorized outstanding Class A and Class B Warrants numbering one million four hundred eighty-three thousand and seven hundred fifty (1,483,750) of each class. The Class A Warrants have an exercise price of $1.00 per share and expire on August 15, 2002. The Class B Warrants have an exercise price of $1.50 per share and expire on August 15, 2002. The Company has reserved an equal amount of shares against these warrants.

Each holder of Common Stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends.

Holders of Common Stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company if they choose to do so.

The holders of Common Stock will have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to receive pro rata the assets of the Company.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Company's Certificate of Incorporation provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a "Legal Action"), whether such Legal Action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or serves or served at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Company's Certificate of Incorporation provides for indemnification of any person made or threatened to be made a party to any Legal Action by reason of the fact that such person is or was a director or officer of the Company and is or was serving as a fiduciary of, or otherwise rendering services to, any employee benefit plan of or relating to the Company.

         Section 145 of the Delaware General Corporation Law ("Delaware Law") generally provides that a corporation is in certain circumstances permitted, and in other circumstances may be required to indemnify its directors, officers and controlling persons against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including certain civil actions and suits that may be instituted by or in the right of the Company) in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company. Section 145 also permits the Company to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company or which may arise out of their status as directors or officers of the Company, whether or not the Company would have the power to indemnify such persons against such liability under the provisions of such Section. To date, the Company has not purchased such insurance.

         Section 102 of the Delaware Law allows a corporation, in its Certificate of Incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) payment of dividends or stock purchases or redemptions in violation of the provisions of Delaware Law.

Item 7. Exemption from Registration Claimed

                  Certificate #DDC0594 for 150,000 shares was issued to the N.I.R. Group on October 16, 2001 based upon the exemption from registration found in Section 4(2) of the Securities & Exchange Commission Act of 1933 as amended, as a transaction not involving a public offering.

Item 8. Exhibits - The following Exhibits are filed as part of this Registration Statement.

Exhibit No.                Description of Exhibit

 4.1       Digital Descriptor Systems, Inc. Consultants and Advisors
           Compensation Plan.
 4.1.2     Consulting Agreement - Advocacy Group
 4.1.3     Consulting Agreement - Ralph Hallenbeck
 4.1.4     Consulting Agreement - James Gilligan
 4.1.5     Consulting Agreement - Scott McBride
 4.1.6     Consulting Agreement - David Millary
 4.1.7     Consulting Agreement - Ken Blessing
 4.1.8     Consulting Agreement - Frank Guthart
 4.1.9     Consulting Agreement - George Rabine
 4.1.10    Consulting Agreement - Anthony Hill
 4.1.11    Consulting Agreement - NIR Group
 4.1.12    Consulting Agreement - Steven Randall
 4.1.13    Consulting Agreement - Don Brown
 4.1.14    Consulting Agreement - Scott Gallagher
 4.1.15    Consulting Agreement - Stuart Johnson
 4.1.16    Consulting Agreement - Owen Naccarato
 5.1       Opinion of Naccarato & Associates.
10.12      Restated Stock Option Plan
10.13      1996 Director Option Plan
23.1       Consent of  Naccarato & Associates (included in Exhibit 5.1 hereto).
23.2       Consent of Ernst & Young LLP, Independent Auditors.
24.1 Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.

                  (a) The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which its offers or
sells securities, a post-effective amendment to this registration statement:

                                    (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the prospectus any facts
or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

                                    (iii) To include any additional or changed
material information with respect to the plan of distribution provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairless Hills, Pennsylvania on December 5, 2001.

DIGITAL DESCRIPTOR SYSTEMS, INC.

By:                                    By:
    --------------------------             ------------------------------------
    Garrett U. Cohn                        Michael Pellegrino
    Chief Executive Officer                Vice President (principal financial
    (principal executive officer)          and accounting officer)

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Garrett U. Cohn and Michael Pellegrino, and each of them, his or her true and lawful attorneys-in-fact and agents, with power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorneys-in-fact and agents or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant, on December 5, 2001 in the capacities indicated.

         Signature                            Title
         ---------                            -----


/s/ Garrett U. Cohn                  Chief Executive Officer and
-------------------------------      Principal Executive Officer, Director
Garrett U. Cohn

/s/ Michael Pellegrino               Vice President, Principal Financial
-------------------------------      and Accounting Officer
Michael Pellegrino

/s/  Myrna L. Cohn, Ph.D.            Director
-------------------------------
Myrna L. Cohn, Ph.D.

/s/ John Boyle                       Director
-------------------------------
John J. Boyle

/s/ Robert Gowell                    Director
-------------------------------
Robert Gowell